Exhibit 99.1

              Bancshares Of Florida, Inc. Names R. Moyle Fritz, Jr.
                     Chief Financial Officer, Eastern Region

    NAPLES, Fla., August 24 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL) today announced that R. Moyle Fritz, Jr. has been named Chief Financial Officer, Eastern Region. Fritz, who has more than 16 years of financial industry experience, is responsible for the company's Florida East Coast finance and accounting activities, currently comprised of Bank of Florida, Fort Lauderdale and an office in Palm Beach County that is anticipated to open in the third quarter 2004. Fritz reports to Bancshares of Florida, Inc. Executive Vice President and Chief Financial Officer David G. Wallace.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO)

    Previously, Mr. Fritz spent the majority of his professional career at First Southern Bank, a $275 million banking institution, serving in a variety of senior management capacities. Most recently he was Executive Vice President, Chief Financial Officer and Chief Operating Officer with full fiscal responsibility for the bank, as well as responsibility for managing key relationships with regulatory agencies. He served on the bank's Asset Liability, Compliance and High Risk Committees. Prior to that assignment, he was Senior Vice President, Chief Operating Officer, and Operations and Technology Head with direct P&L responsibility for a budget in excess of $8 million and daily management of eight retail locations and six operating units, in addition to other management positions during his tenure.

    Mr. Fritz earned a Bachelor of Science in Business Administration from Nebraska Wesleyan University in Lincoln, Nebraska; graduated from the Florida School of Banking at the University of Florida in Gainesville, Florida; and graduated from the Graduate School of Banking at Louisiana State University in Baton Rouge, Louisiana. He currently resides in Wellington, Florida.

    Bancshares of Florida, Inc. (Nasdaq: BOFL)(newspaper listing: "BcshFla") is a $297-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab.



SOURCE  Bancshares of Florida
    -0-                             08/24/2004
    /EDITORS' ADVISORY: Electronic jpeg photo of Mr. Fritz is available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at +1-954-564-3474 or via email at sandy.richards@juno.com /
    /CONTACT: Martin P. Mahan of Bancshares of Florida, +1-954-653-2000, or mmahan@bankofflorida.com /
    /Photo:   http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofflorida.com/
    (BOFL)

CO:  Bancshares of Florida
ST:  Florida
IN:  FIN OTC
SU:  PER